CONSENT OF LEHMAN BROTHERS





         We hereby consent to the use of our opinion letter dated December 31, 2003 to the Special Committee of the Board of Directors of Annaly Mortgage
Management, Inc. (the "Company") attached as Appendix B to the Company's Registration Statement (No. 333- ) on Form S-4 (the "Prospectus") and to the references to our firm in the Prospectus under the headings "QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING," "SUMMARY - The Acquisition," "THE FIDAC ACQUISITION - Background of the Acquisition," "THE FIDAC ACQUISITION - Our Special Committee," "THE FIDAC ACQUISITION - Board of Directors," "THE FIDAC ACQUISITION - Recommendation of the Special Committee and our Board of Directors," "THE FIDAC ACQUISITION - Certain Financial Projections," "THE FIDAC ACQUISITION - Opinion of Annaly Mortgage Management Inc.'s Financial Advisor" and "REPORT OF INDEPENDENT ACCOUNTS." In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.

                                                     LEHMAN BROTHERS INC.



                                               By: /s/ Lehman Brothers Inc.
                                                   -----------------------------

New York, New York
March 10, 2004